Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772

Telephone (508) 281 5510

News Release
For release: Immediately
For further information contact: Paul McPartlin


TECH/OPS SEVCON REPORTS ANNUAL AND FOURTH QUARTER RESULTS AND ANNOUNCES
QUARTERLY
CASH DIVIDEND

Southborough, Mass. December 4, 2007.. Tech/Ops Sevcon, Inc. (AMEX symbol TO) reported a 17% increase in net income to $1,303,000, or $.41 per share, for the year ended September 30, 2007.

Fiscal 2007 compared to 2006

    Revenues of $39.2 million were 13% ahead of last year; volumes were up by 7%, and a further gain of 6% was due to a positive foreign currency impact.

    Operating income was $2,063,000, an increase of 12%. There was an adverse foreign currency impact on operating income of $545,000, mainly due to the weakness of the US Dollar. Excluding this foreign currency change, operating income improved by 41%.

    Net income was 17% ahead of last year at $1,303,000. Foreign currency changes reduced net income by $350,000; underlying net income was up by 48%.

    Diluted net income per share was $.41, up by $.06 compared to last year. Adjusted for the impact of the weakening US dollar, diluted net income per share would have been $.51, an increase of $.16, or 46%, compared to last year.

Fourth quarter 2007 compared to fourth quarter 2006

    Sales increased by 15% to $10.3 million; volumes up 8%, positive foreign currency impact of 7%.

    Management changes in the capacitor business during the fourth quarter incurred one-time costs of $297,000.

    Fourth quarter operating income was $179,000. Foreign currency Fluctuations had an adverse impact of $118,000 and management changes
    cost    $297,000. Adjusted for the impact of foreign currency and
    management changes, underlying operating income would have been $594,000, compared to $454,000 in 2006, an increase of 31%.

    Net income of $164,000 was $79,000 behind last year. Foreign currency and management changes reduced net income by $185,000 or 46%. Adjusting for this impact net income would have increased by $106,000, or 44%.

    Diluted net income per share was $.05 compared to $.08 last year.

First Quarter 2008 Dividend

    The Board of Directors today declared a quarterly cash dividend of $.03 per share for the first quarter of fiscal 2008. The dividend will be paid on January 3, 2008 to stockholders of record on December 19, 2007.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and Marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

Financial Highlights 2007
(in thousands except per share data)
                               Three months ended         Twelve months ended
                               ------------------         -------------------
                            Sept 30          Sept 30    Sept 30       Sept 30
                             2007              2006       2007          2006
                            ---------       --------   -------       -------
Net sales                      $10,272         $8,934   $39,213       $34,630
                           ----------       --------   -------       -------
Operating income                   179            454     2,063         1,844
Income before income taxes         244            399     1,988         1,734
Net income                        $164           $243    $1,303        $1,114
                           ----------       --------   -------       -------
Basic income per share            $.05           $.08      $.41          $.35
                           ----------       --------   -------       -------
Diluted income per share          $.05           $.08      $.41          $.35
                           ----------       --------   -------       -------
Cash dividend per share           $.03           $.03      $.12          $.12
                           ----------       --------   -------       -------
Average shares outstanding       3,181          3,146     3,167         3,139
                           ----------       --------   -------       -------

Summarized Balance Sheet Data
                                              (in thousands of dollars)
                                           September 30,     September 30,
                                               2007              2006
                                           -------------     -------------
Cash and cash equivalents                      $1,014              $1,290
Receivables                                     8,714               6,187
Inventories                                     5,422               4,717
Prepaid expenses and other current assets         916                 847
Total current assets                           16,066              13,041
                                           -------------     ------------
Long-term assets                                5,860               5,611
Total assets                                  $21,926             $18,652
                                           -------------     ------------

Current liabilities                           $7,187              $5,673
Liability for pension benefits                 2,244               2,886
Other long-term liabilities                       61                  56
                                           -------------     -----------
Stockholders' equity                         $12,434             $10,037
Total liabilities and
   stockholders' investment                  $21,926             $18,652
                                           -------------     -----------